OMNIRELIANT HOLDINGS, INC.
14375 Myerlake Circle
Clearwater, FL 33760

PRIVATE AND CONFIDENTIAL
July 30, 2008

Board of Directors
Abazias, Inc.
5214 SW 91st Terrace
Suite A
Gainesville, FL 32608

Re: Proposed Purchase of Assets

Gentlemen:

This letter is intended as a non-public expression of interest and will confirm our mutual understandings (as hereinafter set forth) concerning a possible acquisition by OmniReliant Holdings, Inc. (“Omni”) of approximately 100% of the outstanding capital stock (“Shares”) of a newly formed subsidiary (“Abazias Sub”) from Abazias, Inc. (“Abazias”) (the “Transaction”).  Abazias will assign and transfer all of the assets it currently has and will have related to the online retail of jewelry, loose diamonds and jewelry settings for such diamonds, to the Abazias Sub.

Subject to acceptance of this letter by the board of directors of Abazias and Omni, the parties will negotiate the terms of a definitive agreement prior to the expiration of the Exclusivity Period (as defined herein).

The following provides a summary of the principal terms of the contemplated transaction:

ACQUISITION PRICE:

Omni shall acquire the Shares in exchange for 13,000,000 shares of a zero coupon convertible preferred stock, or similar agreed to security exchange, to be designated (“Preferred Stock”). If Omni’s common stock is below $1.20 per share at closing omni will issue additional shares in order to make up such deficiency.  In addition, Omni shall fund the Abazias Sub with $500,000 and Abazias shall issue to Omni a convertible secured promissory note in the principal amount of $500,000 with the below-referenced terms.  The Preferred Stock or other mutually agreeable security is convertible into 13,000,000 shares of common stock of Omni. In addition, Omni agrees to enter into an employment agreement with Oscar Rodriguez, Jesus Diaz and a key consultant (“Employment Agreements”). As consideration for such Employment Agreements and non-compete agreement Omni will pay $500,000.  In addition, and not as a condition to the Transaction, Omni will uses its best efforts to provide additional funding of at least $500,000, within 6 months post closing of the Transaction to the Abazias Sub.

CONVERTIBLE NOTE:

A convertible secured promissory note in the principal amount of $500,000 shall be issued to Omni on the principal terms and conditions provided for herein (“Note”), within 10 days of signing this agreement.  The Note shall provide for per annum interest of 10%, interest payable quarterly, with principal and all unpaid interest thereon due on or before December 31st, 2009.  The Note shall be convertible into common stock of Abazias at the closing bid price at the time of conversion with a floor of $.50 per share or be convertible into 25% of the shares of Abazias on a fully-diluted basis post closing of the Transaction.    The Note shall not be transferable or assignable in any manner and no interest shall be pledged or otherwise encumbered by Abazias without the express written consent of Omni. In the event the acquisition and share exchange is effected, such note will be cancelled, and applied towards the minimum total deal value referenced above.

DUE DILIGENCE:

To consummate the Transaction, Omni will need to: (a) complete due diligence by legal counsel and auditor on the timeframe set forth herein, (b) negotiate and execute binding definitive documents with Abazias, including lock-ups  (c) obtain board, regulatory and third-party approvals as required, and (d) enter into 2 year employment and non-compete agreements with Oscar Rodriguez and Jesus Diaz, such agreements shall also provide for a bonus in the event the Abazias Sub sells in excess of $15MM in cash within 2 years from closing. The bonus will be every dollar over 15MM in cash up to 17MM and 15% of the cash in excess of 17MM. As conditions to the Transaction, Abazias, will file with the Securities and Exchange Commission (“SEC”) and subsequent to clearance by the SEC: (i) mail to their shareholders a Proxy Statement setting forth the Transaction and soliciting, with the affirmative unanimous recommendation of such company’s Board of Directors, the affirmative vote of such number of their shareholders representing such number of their shares as is required by the laws of their respective domiciles, and (ii) hold properly noticed special meetings of their shareholders for the purpose of approving the Transaction, and at such meeting receive the affirmative vote of their shareholders representing such number of their shares as is required by the laws of their respective domiciles. Closing of the Transaction will occur ten days following the receipt by Abazias, of the affirmative vote of their shareholders representing such number of their shares as is required by the laws of their respective domiciles. At closing each party will deliver such ordinary and customary closing documents (including but not limited to third party consents, regulatory approvals, etc.) as is required to close the Transaction.

It is Omni’ intention that the due diligence process and negotiations leading to execution of definitive Transaction documents commence promptly upon the Abazias’ directors approval and execution of this letter. In such event, the parties each agree to negotiate in good faith and, if the parties reach a definitive agreement, and use all reasonable efforts to close the Transaction prior to February 1st, 2009. Omni will, shortly after the commencement of due diligence, instruct its attorneys to prepare the initial draft of proposed definitive agreements with respect to the Transaction herein contemplated for review and negotiation by the parties.

EXCLUSIVITY PERIOD:

During the period from the date of acceptance of this letter by Abazias until the date which is the earlier of: (a) ninety days following the date of acceptance of this letter by Abazias and any extension thereof, or (b) the determination by Omni that it does not intend to proceed on the basis outlined in this letter, which determination, if made, will be promptly communicated to Abazias in writing (the “Exclusivity Period”), neither Abazias nor any person acting with Abazias authorization, approval or consent, express or implied, shall take any action, directly or indirectly: (i) to initiate or solicit any Alternate Transaction, or (ii) except as required in the furtherance of the fiduciary duties of the board of directors of Abazias Sub, (a) engage in discussions or negotiations with any entity or person other than Omni and its representatives concerning any Alternate Transaction (as defined below), or (b) otherwise take any action outside of the ordinary course of business which would prejudice the ability of Omni to complete the Transaction described herein.

ALTERNATE TRANSACTION:

For purposes hereof, an “Alternate Transaction” shall mean any of the following: (a) the sale, transfer or encumbrance of the Shares.  In addition Abazias shall cause Abazias Sub to refrain from any of the following, which for purposes of the Transaction shall also be deemed an “Alternate Transaction: (a) any stock purchase resulting in a change in control of Abazias Sub, any merger, consolidation, reorganization, change in organizational form, spin-off, split-off, or recapitalization, and any sale of equity interests or other similar transaction involving a significant interest in Abazias Sub or of any of its subsidiaries (which would have a significant effect on Abazias Sub); (b) any sale of all or any significant portion of the assets of Abazias Sub outside of the ordinary course of business; (c) any other transaction in respect of Abazias Sub which results, directly or indirectly, in a change of control of Abazias Sub; or (d) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Omni does not participate.

CONFIDENTIALITY:

Omni and Abazias hereby agree to be bound in all respects by the terms of the confidentiality agreement dated as of even date herewith, by and among Abazias and Omni (the “Confidentiality Agreement”), including without limitation the confidentiality, stand-still, and non-solicitation provisions thereof; provided, however, if a bona fide proposal for an Alternate Transaction is received and accepted by the board of directors of Abazias Sub during the Exclusivity Period, nothing herein shall prevent Omni from proposing one or more competing transactions to such Alternate Transaction. Appropriate filing of an executed Letter of Intent through an 8k filing to the SEC will be allowed, and the appropriate disclosure of the letter of intent communicated to shareholders through a press release will not conflict with confidentiality provisions.

NONDISCLOSURE:

Beyond a signed letter of intent being filed by an 8k to the SEC, and notification to shareholders of a contemplated transaction through a initial press release, no additional public disclosure of, or reference to, the Transaction, or the identity of Omni shall be made without the prior written consent of Omni (which consent may be withheld by Omni in its sole and absolute discretion), except as it relates to: (i) disclosure by the Company on a need-to-know basis only to its respective directors, officers, counsel, accountants, financial advisors and affiliates who are directly involved in the Transaction, each of whom shall agree to be bound by the provisions of this paragraph, and (ii) requirements imposed by any applicable law, regulation, rule of any self-regulatory body or judicial proceeding. Omni and Abazias acknowledge and agree that all terms and provisions of the Confidentiality Agreement shall continue in full force and effect and shall apply to and include all confidential evaluation material received by Omni and its representatives during the Exclusivity Period. This letter, the proposed Transaction, the intention of the parties in respect of a Transaction, and negotiations relating thereto shall be deemed confidential evaluation material protected under terms of the Confidentiality Agreement beyond the permitted disclosures referenced above; the terms of which (as modified by this and the following paragraph) are incorporated herein by reference.

If at any time during the Exclusivity Period, Abazias Sub is approached by a third party with respect to the possibility of entering into a transaction in respect of the equity interests or assets of the Abazias Sub outside of the ordinary course of business, Abazias Sub, in responding to such inquiry may refer to this letter; provided, that, except to the extent that further disclosure is required by the fiduciary duties of the board of directors of Abazias Sub, or by any applicable law, regulation, rule of any self-regulatory body or judicial proceeding, such response shall be limited to the statement that Abazias have entered into this letter in respect of a potential transaction and Abazias Sub is prohibited by the terms thereof from discussing or conducting any negotiations in respect of any Alternate Transaction and no other reference to the letter, nor any reference to the identity of Omni, shall be permitted.

EXPENSE REIMBURSEMENT/BREAK-UP FEE:

In order to induce Omni to continue to consider and evaluate the Transaction and in consideration of the significant efforts and resources which Omni has expended and proposes to expend after the date of acceptance of this letter by Abazias, the parties herby agree that, if, during the Exclusivity Period, or any extensions thereof, Abazias, or any of Abazias’ affiliates enters into definitive documentation with respect to, or accepts any proposal with respect to any Alternate Transaction, then Abazias, joint and severally, will pay to Omni an amount in cash equal to the lesser of: (a) the sum of: (i) the documented out-of-pocket third party expenses Omni has incurred in respect of the transactions contemplated by this letter (whether incurred before or after the date of this letter), or (ii) $50,000, (collectively, the “Expense Reimbursement”). The Expense Reimbursement shall be paid by Abazias to Omni on the date, if any, on which Abazias or Abazias Sub first enter into definitive documents, or accepts any proposal, relating to an Alternate Transaction. Naturally, to the extent that Omni and Abazias successfully negotiate a merger agreement prior to the expiration of the Exclusivity Period, or any extensions thereof, an appropriate break-up fee will be agreed to between the parties and included in the Transaction documents in addition to the Expense Reimbursement.

ABAZIAS SUB COURSE OF BUSINESS:

During the Exclusivity Period, or any extensions thereof, and prior to the closing or termination of the Transaction, Abazias agree to cause Abazias Sub to use commercially reasonable efforts to: (i) preserve intact its business organization and employee and other business relationships, and (ii) operate in the ordinary course of its business, and (iii) maintain its books, records and accounts in accordance with generally accepted accounting principals, consistently applied.

CONTINUED OBLIGATIONS:

It is understood that this letter is not deemed self-executing and except as specifically provided herein, does not create a binding obligation on the part of either party (except for the agreements relating to exclusivity and the Exclusivity Period, potential payment of the Expense Reimbursement, confidentiality, and obligations to negotiate and cooperate in good faith with one another). Additional respective legal obligations of the parties, if any, shall arise solely from the execution of definitive Transaction documents described above.

CHOICE OF LAW:

This letter shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to agreements made and to be performed within such state.  This letter may be executed in one or more counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

ACCEPTANCE:

This letter shall not be amended or modified except in writing signed by the parties hereto, and shall be deemed to be null and void unless approved by Abazias in writing, on or before the close of business on August 8, 2008.

If the foregoing correctly sets forth our mutual understanding with respect to the proposed Transaction and the Abazias board of directors has taken such steps as are legally required to enter into this agreement, please so indicate by signing the enclosed copy of this letter, and returning it to the undersigned.

Sincerely yours,

OMNI RELIANT HOLDINGS, INC.

______________________
Paul Morrison, President/CEO

Accepted and Agreed as of this ____ day of _______ 2008.

ABAZIAS, INC.

____________________
Oscar Rodriguez, CEO